UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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THE TOWN AND COUNTRY TRUST
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THE TOWN AND COUNTRY TRUST
300 East Lombard Street
Baltimore, Maryland 21202

Supplement to Proxy Statement
Amendment to Agreement and Plan of Merger with Magazine Acquisition GP LLC
Your Vote is Very Important
February 24, 2006
Dear Shareholder:

On or about January 30, 2006, we mailed to you a proxy statement relating to a special meeting of our shareholders scheduled for March 9, 2006 to consider a proposal to approve the Agreement and Plan of Merger, dated as of December 19, 2005, among The Town and Country Trust, The TC Operating Limited Partnership, Magazine Acquisition GP LLC, Magazine Acquisition LP and Magazine Acquisition LLC.

On February 16, 2006, The Town and Country Trust, The TC Operating Limited Partnership, Magazine Acquisition GP LLC, Magazine Acquisition LP and Magazine Acquisition LLC entered into an amendment to the existing agreement and plan of merger, which we sometimes refer to as the “merger agreement.” The amendment has the effect of, among other things, increasing the cash merger consideration to be paid to our shareholders to $40.20 per share from $33.90 per share (including cash equal to a prorated portion of the dividend payable for the number of days since the end of the last fiscal quarter for which a dividend was declared and paid through the date of the closing of the merger), extending the date after which either we or Magazine Acquisition GP LLC may terminate the merger agreement, as amended, if the closing of the transactions contemplated by the merger agreement, as amended, has not occurred to July 1, 2006, modifying the operating covenants to provide us with more flexibility in the conduct of our business through the closing of the transactions contemplated by the merger agreement, as amended, increasing the break-up fee payable in connection with certain terminations of the merger agreement, as amended, to $28 million from $20 million and removing certain conditions to the closing of the transactions contemplated by the existing merger agreement. The merger agreement, as amended, provides significant additional financial value and certainty to our shareholders.

Our board of trustees has carefully reviewed and considered the terms and conditions of the amendment to the merger agreement. After careful consideration, our board of trustees unanimously approved the merger, the merger agreement, as amended, and the other transactions contemplated by the merger agreement, as amended, and declared the merger fair to, and advisable and in the best interests of, the trust, our operating partnership, our shareholders and the holders of our operating partnership’s limited partnership interests. Our board of trustees unanimously recommends that our shareholders vote “FOR” the approval of the merger, the merger agreement, as amended, and the other transactions contemplated by the merger agreement, as amended.

Your vote is very important. The merger must be approved by the affirmative vote of holders of our outstanding common shares entitled to cast at least two thirds of the votes that are entitled to be cast on the matter. The time, date and place of the special meeting of our shareholders have not changed. The special meeting will still be held on March 9, 2006, at 8:30 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York. The record date for the special meeting has not changed. Only shareholders who owned common shares of The Town and Country Trust at the close of business on January 23, 2006, the record date for the special meeting, will be entitled to vote at the special meeting.

If you have not already done so, please vote TODAY by telephone or Internet, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to change your vote. Whether or not you plan to be present at the special meeting, if you have not previously voted or if you wish to revoke or change your vote, please complete, sign, date and return the proxy card enclosed with this supplement or authorize your proxy by telephone or on the Internet as soon as possible. If you own your shares in “street name” through a broker or other nominee and wish to vote your shares in person at the special meeting, you will need to obtain a proxy card from the institution that holds your shares.

The attached supplement contains additional information about the merger agreement, as amended. We urge you to read this supplement carefully and in its entirety. We also encourage you, if you have not done so already, to review the proxy statement dated January 26, 2006.

On behalf of our board of trustees, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Harvey Schulweis
Chairman and Chief Executive Officer

This supplement is dated February 24, 2006, and is first being mailed to shareholders on or about February 27, 2006.

FORWARD-LOOKING STATEMENTS

This supplement and the proxy statement (including information incorporated by reference) contain certain forward-looking statements, including statements relating to our financial condition, results of operations, plans, objectives, future performance and businesses, as well as information relating to the mergers, the agreement and plan of merger, as amended, and the other transactions contemplated by the agreement and plan of merger, as amended, including statements concerning the expected closing of the merger, the conduct of our business if the merger is not completed and tax consequences of the merger. The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. These forward-looking statements are based on current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which we operate. Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” and variations of such words and similar words also identify forward-looking statements. We may also provide oral or written forward-looking information in other materials released by us to the public.

You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control. Although we believe that the expectations reflected in any forward-looking statements that we made are based upon reasonable assumptions, these risks, uncertainties and other factors may cause our actual results, performance or achievements to differ materially from anticipated future results, or the performance or achievements expressed or implied by such forward-looking statements. Accordingly, there can be no assurance that these expectations will be realized. You should note that the description of the opinion of Lazard Frères & Co. LLC set forth under the section captioned “Opinion of Lazard Frères & Co. LLC” on page S-14 of this supplement contains many forward-looking statements that describe beliefs, assumptions and estimates of our management and public sources as of the indicated dates and those forward-looking statements may have changed as of the date of this proxy statement. As a result, our actual results could materially differ from those set forth in the forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	the satisfaction of the conditions to closing of the transactions contemplated by the agreement and plan of merger, as amended, including the approval of our shareholders;

•	potential or actual litigation challenging the transactions contemplated by the agreement and plan of merger, as amended;

•	interest rate fluctuations;

•	competition for tenants and acquisitions from others, many of whom may have greater financial resources than we do;

•	changes in rental rates that we may charge in response to market rental rate changes, a general downturn in the real estate market or otherwise;

•	changes in Federal income tax laws and regulations;

•	any changes in our capacity to acquire additional apartment properties and any changes in our financial condition or operating results due to the acquisition of additional apartment properties;

•	unanticipated increases in rental expenses due to factors such as casualties to our apartment properties or adverse weather conditions in the geographic locations of the trust’s apartment properties;

•	local economic and business conditions, including, without limitation, conditions that may affect public securities markets generally, the real estate investment trust industry, or the markets in which our apartment properties are located; and

•	the occurrence of a material adverse change in the business, assets, properties, results of operations or financial condition of the trust and our subsidiaries, taken as a whole.

You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences. We caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to update or revise forward-looking statements in this supplement or the proxy statement (including information incorporated by reference) to reflect changes in underlying assumptions or factors, new information, future events or otherwise. Any forward-looking statements speak only as of the date that they are made.

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QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:	Why are you sending me this supplement to the January 26, 2006 proxy statement?

A:	We are sending you this supplement to the proxy statement because, on February 16, 2006, The TC Operating Limited Partnership, Magazine Acquisition GP LLC, Magazine Acquisition LP and Magazine Acquisition LLC and we amended our existing agreement and plan of merger, dated as of December 19, 2005. This supplement to the proxy statement provides information on the amended transaction and updates the January 26, 2006 proxy statement, which was previously mailed to you.

Q:	What are The Town and Country Trust’s reasons for amending the Agreement and Plan of Merger?

A:	As described in the sections entitled “Update to Background of the Mergers” beginning on page S-6 of this supplement and “Background of the Mergers” beginning on page 24 of the January 26, 2006 proxy statement, following our execution of the agreement and plan of merger, we were contacted by two other parties who proposed paying a higher price per share for shares of the trust. Our board of trustees held discussions with both of these parties and, consistent with their duties under Maryland law and the terms of the agreement and plan of merger, entered into negotiations with one of these parties, Oriole Partnership LLC. Following a series of competing offers made over the course of two weeks by each of Magazine Acquisition GP LLC and Oriole Partnership LLC, Magazine Acquisition GP LLC submitted a high bid of $40.20 per share and agreed to amend certain other of the terms of our December 19, 2005 agreement and plan of merger. Please see the sections entitled “Reasons for the Mergers and Recommendation of Our Board of Trustees” beginning on page S-12 of this supplement and “Recommendation of Our Board of Trustees” beginning on page 33 of the January 26, 2006 proxy statement, respectively, for discussions of the reasons why our board of trustees reached its decision to approve the amendment to the agreement and plan of merger and the original agreement and plan of merger.

Q:	What will I now receive in the merger?

A:	You will be entitled to receive $40.20 in cash, without interest, for each outstanding common share that you own as of the effective date of the merger, plus an amount in cash equal to a prorated portion of the dividend payable for the number of days since the end of the last fiscal quarter for which a dividend was declared and paid through the date of the closing of the merger.

Q:	What are the significant amendments to the merger agreement?

A:	The agreement and plan of merger was amended to, among other things, increase the cash merger consideration to be paid to our shareholders to $40.20 per share from $33.90 per share (including cash equal to a prorated portion of the dividend payable for the number of days since the end of the last fiscal quarter for which a dividend was declared and paid through the date of the closing of the merger), extend the date after which either we or Magazine Acquisition GP LLC may terminate the agreement and plan of merger, as amended, to July 1, 2006 if the closing of the transactions contemplated by the agreement and plan of merger, as amended, has not occurred, modify the operating covenants to provide us with more flexibility in the conduct of our business through the closing of the transactions contemplated by the agreement and plan of merger, as amended, increase the break-up fee payable in connection with certain terminations of the agreement and plan of merger, as amended, to $28 million from $20 million and remove certain conditions to the closing of the transactions contemplated by the existing agreement and plan of merger. The terms of the amendment to the agreement and plan of merger are described beginning on page S-5 of this supplement under the heading “Summary of Amendments to the Agreement and Plan of Merger.”

Q:	When do you expect the merger to be completed?

A:	A special meeting of our shareholders is scheduled to be held on March 9, 2006 pursuant to the terms of the agreement and plan of merger, as amended, for purposes of the consideration and approval of the merger, the agreement and plan of merger, as amended, and the other transactions contemplated by the agreement and plan of merger, as amended. Because a vote of our shareholders is only one of the conditions to the completion of the merger, we can give you no assurance as to when or whether the merger will occur, but we expect to close the merger in the first quarter of 2006 and no later than the third business day after the conditions to closing of the merger and the other transactions contemplated by the agreement and plan of merger, as amended, are satisfied or waived (unless Magazine Acquisition GP LLC elects to extend the closing to the end of the month in which all conditions to closing have been satisfied or July 1, 2006, whichever is earlier).

Q:	Does our board of trustees still support the merger?

A:	Yes. Our board of trustees unanimously recommends that you vote “FOR” the proposal to approve the merger, the agreement and plan of merger, as amended, and the other transactions contemplated by the agreement and plan of merger, as amended, and “FOR” the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies.

Q:	Where and when is the special meeting of shareholders?

A:	The date, time and location of the special meeting of our shareholders have not changed. The special meeting will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York on Thursday, March 9, 2006, at 8:30 a.m., local time.

Q:	Who can vote at the special meeting?

A:	The record date for determining who is entitled to vote at the special meeting has not changed. We have set the close of business on January 23, 2006 for determining those shareholders of record who are entitled to notice of, and to vote at, the special meeting.

Q:	What is the required vote to approve the amended merger agreement?

A:	Approval of the merger, the agreement and plan of merger, as amended, and the other transactions contemplated by the agreement and plan of merger, as amended, requires the affirmative vote of holders of our outstanding common shares entitled to cast at least two thirds of the votes entitled to be cast on the matter at the special meeting. Thus, every vote is important. We urge you, at your earliest convenience, to complete, execute and return the enclosed proxy card or authorize a proxy by using the Internet or by calling the toll-free number on the proxy card to assure the representation of your shares at the special meeting.

Q:	What is the status of Oriole Partnership LLC’s offer with regard to the acquisition of The Town and Country Trust?

A:	On February 2, 2006, Oriole Partnership LLC offered to acquire each of our common shares for $36.00 in cash, plus an amount in cash equal to a prorated portion of the dividend payable for the number of days since the end of the last fiscal quarter for which a dividend was declared and paid. On February 4, 2006, February 8, 2006 and February 13, 2006, Oriole Partnership LLC increased the cash payable in its offer to $38.50, $39.50 and $40.15, per share respectively. On February 16, 2006, prior to our board of trustees’ decision to approve the amendment to the agreement and plan of merger, Oriole Partnership LLC informed us, and subsequently announced to the public, that it did not intend to increase its offer. Oriole Partnership LLC’s last offer (in the amount of $40.15 per share) ceased to be a superior competing transaction under the existing agreement and plan of merger following our receipt of Magazine Acquisition’s offer of $40.20 per share and expired in accordance with its terms at 10:00 a.m. on February 17, 2006.

Q:	What is the status of Berkshire Property Advisors, LLC’s offer with regard to the acquisition of The Town and Country Trust?

A:	On February 2, 2006, Berkshire Property Advisors, LLC submitted a non-binding proposal to acquire each of our common shares for $37.00 in cash, plus an amount in cash equal to a prorated portion of the dividend payable for the number of days since the end of the last fiscal quarter for which a dividend was declared and paid. Prior to our board’s making a determination of whether such proposal was reasonably likely to lead to a superior competing transaction, we received definitive offers from Oriole Partnership LLC and Magazine Acquisition GP LLC at higher prices per share than the $37.00 per share proposed by Berkshire Property Advisors, LLC. After our announcement of the $38.50 per share price offered by Oriole Partnership on February 4, 2006, neither we nor our advisors received any further indication from Berkshire Property Advisors, LLC that it would be willing to make or be capable of making an offer to purchase shares of the trust at or above the price stated in its initial proposal or that it remained interested in conducting due diligence.

Q:	What if I already voted using the proxy you sent me earlier?

A:	First, carefully read and consider the information contained in this supplement, including the annexes, and the January 26, 2006 proxy statement. If you have already delivered a properly executed proxy, you will be considered to have voted on the agreement and plan of merger, as amended, and you do not need to do anything unless you wish to change your vote.

Q:	What do I do if I want to change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may change your vote by delivering a later dated, signed proxy card or a written revocation of your proxy to our Secretary before the special meeting, by using a toll-free number or the Internet or by attending the special meeting and voting in person. In addition, you can revoke the powers of the proxy holders with respect to your proxy if you attend the special meeting in person and notify the chairman of the meeting that you would like your proxy revoked. Attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions received from your broker or nominee to change those instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares. Our Secretary can be contacted c/o The Town and Country Trust, 300 East Lombard Street, Baltimore, Maryland 21202, Attn: Secretary.

Q:	What do I do if I have not voted yet?

A:	After carefully reading and considering the information contained in this supplement, including the annexes, and the January 26, 2006 proxy statement, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope or authorize your proxy by telephone or on the Internet as soon as possible, so that your shares may be represented at the special meeting. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be voted “FOR” the merger, the agreement and plan of merger, as amended, and the other transactions contemplated by the agreement and plan of merger, as amended, and “FOR” the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies. Approval of the merger, the agreement and plan of merger, as amended, and the other transactions contemplated by the agreement and plan of merger, as amended, requires the affirmative vote of holders of our outstanding shares entitled to cast at least two thirds of the votes that are entitled to be cast on the matter at the special meeting. Approval of the proposal to adjourn the special meeting requires the affirmative vote of a majority of the votes cast on the matter. Thus, every vote is important.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee, your shares will not be voted and this will have the same effect as a vote against the proposal to approve the merger, the agreement and plan of merger, as amended, and the other transactions contemplated by the agreement and plan of merger, as amended.

Q:	Should I send in my shares certificates now?

A:	No. After the merger is completed, a paying agent will send you a letter of transmittal describing how you may exchange your share certificates for the merger consideration. At that time, you must send in your share certificates or execute an appropriate instrument of transfer of your shares, as applicable, with your completed letter of transmittal to the paying agent to receive the merger consideration. If you do not hold physical certificates, your broker or nominee will surrender your shares following completion of the merger.

Q:	What are the tax consequences of the merger to me?

A:	Your receipt of the merger consideration in exchange for your shares will be a taxable transaction for Federal income tax purposes. For further information on the material tax consequences of the merger, see “Material Federal Income Tax Consequences” beginning on page 64 of the January 26, 2006 proxy statement. Your tax consequences will depend on your particular situation. You should consult your own tax advisor for a full understanding of the applicable Federal, state, local, foreign, and other tax consequences to you resulting from the merger.

Q:	What rights do I have if I oppose the merger?

A:	You can vote against the merger, the agreement and plan of merger, as amended, and the other transactions contemplated by the agreement and plan of merger, as amended, by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, by instructing a proxy to vote against the merger via the Internet or by calling the toll-free number on the proxy card or by voting against the merger in person at the special meeting. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law in connection with the merger. Holders of common units in our operating partnership have the right to object to the partnership merger and to seek appraisal for the fair value of their common units. However, holders of approximately 96% of the outstanding common units in the aggregate have entered into a consent and voting agreement and thereby relinquished their right to object, and have approved the merger, the agreement and plan of merger, as amended, and the other transactions contemplated the agreement and plan of merger, as amended. See “The Mergers — Consent and Voting Agreement” on page 44 of the January 26, 2006 proxy statement.

Q:	Whom can I call with questions?

A:	We have selected Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, as our proxy solicitor. If you have further questions, require assistance voting your shares or need additional copies of proxy materials, you may contact our proxy solicitor at (888) 750-5834 (toll free) or at the address indicated above. Banks and brokers should call Innisfree M&A Incorporated collect at (212) 750-5833.

ADDITIONAL INFORMATION ON PARTIES TO THE MERGER

Sawyer Realty Holdings LLC, or Sawyer, has become a member of Magazine Acquisition GP LLC. Sawyer Realty Holdings LLC is a privately-held, full service, multifamily real estate investment and property management firm based in College Park, Maryland and Needham, Massachusetts. Sawyer’s multifamily portfolio consists of approximately 25,500 apartment units in 94 multifamily communities located in 10 states and the District of Columbia. The Maryland Multi-Housing Association currently ranks Sawyer as the largest landlord in the metropolitan Baltimore market, with 35 communities and approximately 10,500 units under management. Sawyer employs a total of 680 people, 375 of whom are located in the Maryland, DC and Virginia area.

Magazine Acquisition GP LLC, Magazine Acquisition LP and Magazine Acquisition LLC are sometimes referred to in this supplement as “Magazine Acquisition,” “Merger Entity,” and “Merger LLC,” respectively

SUMMARY OF AMENDMENTS TO THE AGREEMENT AND PLAN OF MERGER

On February 16, 2006, The Town and Country Trust, The TC Operating Limited Partnership, Magazine Acquisition GP LLC, Magazine Acquisition LP and Magazine Acquisition LLC entered into Amendment No. 1 to Agreement and Plan of Merger, dated as of December 19, 2005, by and among The Town and Country Trust, The TC Operating Limited Partnership, Magazine Acquisition GP LLC, Magazine Acquisition LP and Magazine Acquisition LLC. The January 26, 2006 proxy statement includes the Agreement and Plan of Merger as Exhibit A and also includes a summary of the Agreement and Plan of Merger, beginning on page 47 of that proxy statement.

Amendment No. 1 to Agreement and Plan of Merger is included as Annex A to this supplement and is incorporated by reference into this discussion. The following discussion summarizes the material changes to the Agreement and Plan of Merger made by Amendment No. 1 to Agreement and Plan of Merger. The Agreement and Plan of Merger, as amended by Amendment No. 1 to Agreement and Plan of Merger, is sometimes referred to in this proxy statement as the “amended merger agreement.” We sometimes refer to the Agreement and Plan of Merger, dated as of December 19, 2005, as the “existing merger agreement.”

Increase in Merger Consideration

The amended merger agreement increases the merger consideration payable per issued and outstanding common share to $40.20 per share from $33.90 per share. The amended merger agreement still contemplates that our shareholders will be entitled to receive an amount in cash equal to a prorated portion of the regular quarterly dividend payable in respect of our common shares for the number of days since the end of the last fiscal quarter for which a dividend was declared and paid.

The amended merger agreement also increases the merger consideration payable per issued and outstanding common unit of limited partnership interest in our operating partnership to $40.20 per share from $33.90 per share. The amended merger agreement still contemplates that holders of common units in our operating partnership will be entitled to receive an amount in cash equal to a prorated portion of the regular quarterly distribution payable in respect of such common units for the number of days since the last fiscal quarter for which a distribution was declared and paid.

Operation of Business Covenant

The amended merger agreement provides that Magazine Acquisition will not unreasonably withhold, condition or delay its consent for any action on our part which requires Magazine Acquisition’s consent under the amended merger agreement.

Conditions to Closing

The amended merger agreement removes the separate condition relating to the occurrence of any changes, events or circumstances that would, individually or in the aggregate, constitute a material adverse effect on us, as described in the section captioned “The Merger Agreement — Definition of Material Adverse Effect” on page 63 of the January 26, 2006 proxy statement. Additionally, the amended merger agreement removes Magazine Acquisition’s ability to delay the closing for ten days following the occurrence of certain financial market disruption events.

Increase in Break-Up Fee

The amended merger agreement increases the amount of the break-up fee payable by us to Magazine Acquisition in connection with certain terminations of the amended merger agreement to $28 million from $20 million. For a description of the circumstances in which this break-up fee would be payable by us to Magazine Acquisition, see “The Merger Agreement — Break-up Fees and Expenses” on page 61 of the January 26, 2006 proxy statement.

Extension of Termination Date

The amended merger agreement extends the date after which either the trust or Magazine Acquisition may terminate the amended merger agreement if the closing of the transactions contemplated by the amended merger agreement has not occurred to July 1, 2006.

Morgan Stanley Guarantee

Morgan Stanley has agreed to extend the term of its guarantee to July 3, 2006.

UPDATE TO BACKGROUND OF THE MERGERS

The following information supplements information previously provided in the section entitled “Background to the Mergers” beginning on page 24 of the January 26, 2006 proxy statement regarding our and our management’s prior contacts with Morgan Stanley Real Estate and AEW Capital Management, L.P., or AEW, as well as our provision of non-public information to Oriole Partnership LLC, or Oriole Partnership.

Harvey Schulweis, our chairman and chief executive officer, and Thomas Brodie, our president and chief operating officer, informed our board of their intent to contact AEW regarding the possibility of developing a management-led acquisition proposal for the trust in October 2004 and received our board’s consent to provide non-public information to AEW. The board was similarly apprised of and consented to the amendment to the confidentiality agreement with AEW, as well as the subsequent provision of non-public information to AEW, in July 2005.

In late September 2005, representatives of Morgan Stanley Real Estate called Mr. Schulweis to discuss the possibility of a transaction involving the trust. The call ended inconclusively. No price or other terms of a proposal were discussed on this call.

In connection with Oriole Partnership’s conduct of its due diligence, Oriole Partnership requested information from us about our properties and our employee benefits policies and procedures. While we had previously provided some of this information to Magazine Acquisition, Oriole Partnership made requests for certain information that had not been previously requested by Magazine Acquisition or that we had been previously unable to develop and share with Magazine Acquisition. Additionally, we were capable of providing additional information regarding our financial performance for fiscal year 2005 that was not available prior to December 19, 2005. Therefore, on January 21, 2006 and thereafter, in accordance with our obligations under our existing merger agreement with Magazine Acquisition, we delivered to Magazine Acquisition all such non-public information that we intended to provide to Oriole Partnership but that we had not yet provided to Magazine Acquisition prior to delivering any such non-public information to Oriole Partnership.

The January 26, 2006 proxy statement describes the background of the merger up to and including that date. The discussion below supplements that description.

On or about January 30, 2006, we mailed the proxy statement, dated January  26, 2006, to our shareholders.

On February 2, 2006, prior to the opening of business, we received a definitive offer from Oriole Partnership LLC to acquire our common shares and the common units of our operating partnership for $36.00 per share or common unit, plus a cash payment equal to the pro-rata dividend as contemplated by the merger agreement with Magazine Acquisition. The offer was accompanied by an executed merger agreement, an executed voting agreement and executed limited guarantees from Essex Property Trust, Inc. and UBS Wealth Management — North American Property Fund Limited. Oriole Partnership’s offer indicated that it would expire at 1:00 p.m. on February 8, 2006.

On the afternoon of February 2, 2006, we received an unsolicited non-binding proposal from Berkshire Property Advisors, LLC, or Berkshire, to acquire our common shares and the common units of our operating partnership for $37.00 per share or common unit, plus a cash payment equal to the pro-rata dividend as contemplated by the existing merger agreement with Magazine Acquisition. Berkshire indicted that, subject to the satisfactory completion of due diligence during a 21-day period, it would be prepared to enter into a merger agreement substantially similar to the existing merger agreement with Magazine Acquisition. Following receipt of this proposal, Mr. Schulweis directed our financial advisor, Lazard Frères & Co. LLC, or Lazard, to contact Berkshire and its advisors to clarify certain terms of Berkshire’s proposal, including the status of Berkshire’s due diligence and potential financing.

On the evening of February 2, 2006, our board of trustees held a special meeting via teleconference to consider Oriole Partnership’s definitive offer and to discuss Berkshire’s non-binding proposal. Representatives of Lazard, Skadden, Arps, Slate, Meagher & Flom LLP, our special counsel, or Skadden, Venable LLP, our Maryland counsel, or Venable, Squire, Sanders & Dempsey L.L.P., our general counsel, or Squire Sanders, and Pryor Cashman Sherman & Flynn LLP, our special counsel, or Pryor Cashman, also participated in the meeting. At this meeting, representatives of Lazard updated the board on the status of discussions with Oriole Partnership and described the terms of Oriole Partnership’s offer. They noted that the board would need to determine that night whether or not Oriole Partnership’s offer was superior to the transaction contemplated by the existing merger agreement with Magazine Acquisition so that the offer would remain open for acceptance following the running of the three business day matching period provided to Magazine Acquisition under the existing merger agreement with Magazine Acquisition. Following this discussion, representatives of Skadden discussed with the board the mechanics of termination and payment of a break-up fee under the existing merger agreement with Magazine Acquisition as well as the consequences that entering into an agreement with Oriole Partnership could have on the break-up fee that we would be required to pay in order to enter into an agreement with any other party seeking to acquire the trust. The board then engaged in a lengthy discussion regarding Berkshire’s unsolicited proposal and Oriole Partnership’s offer, including whether we should ask Oriole Partnership to pay any break-up fee that would be payable under the existing merger agreement with Magazine Acquisition. Following this discussion, representatives of Venable reviewed with the trustees their duties under Maryland law. The board then called a short recess, during which time Mr. Schulweis contacted representatives of Oriole Partnership to determine whether Oriole Partnership would be willing to reimburse us for the break-up fee that we would be required to pay under the existing merger agreement with Magazine Acquisition and Mr. Schulweis was told that Oriole Partnership would make a proposal that would contemplate reimbursement to us by Oriole Partnership of the break-up fee payable to Magazine Acquisition. Shortly thereafter, representatives of Skadden contacted Oriole Partnership’s counsel to discuss the proposed terms of such reimbursement. Following the recess, representatives of Skadden updated the board as to the terms agreed to by the parties’ counsel and, following additional discussion, the board determined that Oriole Partnership’s offer constituted a superior competing transaction under the terms or our existing merger agreement with Magazine Acquisition.

Immediately following the board’s meeting on February 2, 2006, Mr. Brodie delivered notice to Magazine Acquisition of the board’s determination regarding Oriole Partnership’s offer and we issued a press release announcing our board’s determination shortly thereafter.

On February 3, 2006, Lazard continued its discussions with Berkshire and its financial advisors regarding Berkshire’s non-binding proposal and reviewed the underwriting assumptions employed by each of Berkshire and its financial advisors, including net operating income, transaction expenses, Berkshire’s proposed capital structure, sources of funds, Berkshire’s ability to provide a guarantee similar to the guarantees provided by

MS Real Estate Funding, L.P., Onex Real Estate Partners LP and Morgan Stanley and the level and timing of the due diligence that would be required by Berkshire and its financial advisors.

Also on February 3, 2006, Berkshire’s legal advisors contacted representatives of Skadden to discuss whether the merger agreement contemplated by Berkshire would be substantially similar to our December 19, 2005 merger agreement with Magazine Acquisition and provided Skadden with copies of a commitment letter from Berkshire’s lenders as well as copies of organizational documents of Berkshire.

Also on February 3, 2006, our management and representatives of Lazard continued discussions with Oriole Partnership’s management and financial representatives and representatives of Skadden continued discussions with Oriole Partnership’s legal advisors concerning the proposed transaction and their respective views of the process going forward.

On February 4, 2006, just prior to a meeting of the board which had been scheduled to discuss Berkshire’s proposal to acquire our common shares and the common units of our operating partnership for $37.00 per share or common unit and to consider whether such proposal was reasonably likely to lead to a superior competing transaction under the terms of the existing merger agreement with Magazine Acquisition, we received a revised offer on behalf of Oriole Partnership, raising Oriole Partnership’s offer to $38.50 per share or common unit, plus a cash payment equal to the pro-rata dividend as contemplated by the existing merger agreement with Magazine Acquisition, and increasing its proposed break-up fee to $28 million from $20 million. Oriole Partnership’s offer contemplated the reimbursement to us by Oriole Partnership of the $20 million break-up fee payable to Magazine Acquisition in connection with a termination of the existing merger agreement with Magazine Acquisition, but also contemplated that we would be required to refund such reimbursement to Oriole Partnership in the event that we were to terminate a definitive merger agreement with Oriole Partnership to enter into a superior transaction with a third party or if such merger with Oriole Partnership was not consummated other than as a result of a breach of the merger agreement by Oriole Partnership, in addition to paying the $28 million break-up fee to Oriole Partnership. Oriole Partnership’s offer indicated that it would expire at 10:00 a.m. on February 9, 2006. Substantially concurrently with our receipt of the Oriole Partnership’s offer, we received an amended offer from Magazine Acquisition, raising its offer price to $37.25 per share or common unit, plus a cash payment equal to the pro-rata dividend as contemplated by the existing merger agreement with Magazine Acquisition and increasing its break-up fee to $37 million. Magazine Acquisition’s offer indicated that it would expire at 5:00 p.m. that afternoon.

On the afternoon of February 4, 2006, our board of trustees held a special meeting via teleconference to discuss Berkshire’s non-binding proposal and to consider Oriole Partnership’s definitive offer as well as Magazine Acquisition’s proposal to amend our existing merger agreement. Representatives of Lazard, Skadden, Venable, Squire Sanders and Pryor Cashman also participated in the meeting. At the beginning of the meeting, Mr. Schulweis informed the board that we had received revised acquisition proposals from Oriole Partnership and Magazine Acquisition at $38.50 per share or common unit and $37.25 per share or common unit, respectively. Representatives of Lazard and Skadden then discussed the terms of the revised proposals with the board, including the possible effects that agreeing to an increased break-up fee of $37 million could have on the willingness of third parties to make offers to acquire us. Mr. Schulweis noted that the Magazine Acquisition offer would be open until only 5:00 p.m. that afternoon. Representatives of Lazard then updated the board on the results of Lazard’s contact with Berkshire and its financial advisors, including information on Berkshire’s potential sources of equity and debt capital, certain financial assumptions employed by Berkshire and its financial advisors and their ability to commence and complete their due diligence review. Because of time constraints posed by Magazine Acquisition’s 5:00 p.m. deadline, the board then discussed whether it should accept Magazine Acquisition’s revised offer to acquire us for $37.25 per share or common unit and a break-up fee of $37 million, including whether the increased break-up fee would prevent other potential acquirors from bidding for us.

During its discussion, the board instructed Lazard and Skadden to contact Morgan Stanley and Wachtell, Lipton, Rosen & Katz respectively, to determine whether Magazine Acquisition would be willing to either raise its offer price or reduce its proposed break-up fee. As the board’s discussions continued, Lazard and Skadden reported that Magazine Acquisition was not willing to engage in additional negotiations that afternoon. Following further discussion regarding the Magazine Acquisition offer and Oriole Partnership’s revised offer, the board determined that it would not accept Magazine Acquisition’s offer. Following additional discussion with its advisors, the board concluded that it would observe what response, if any, Berkshire would have to the $38.50 per share or common unit offer that had been made by Oriole Partnership before making a formal determination with respect Berkshire’s proposal. Following this discussion, the board discussed the strategies it could pursue with respect to Oriole Partnership’s revised offer and our counsel reviewed with the board the standards under our existing merger agreement that would be applicable to its determination. The board then instructed Skadden to contact Oriole Partnership’s counsel to discuss certain terms of Oriole Partnership’s revised offer. Following a recess, during which Skadden contacted Oriole Partnership’s counsel, representatives of Skadden notified the board that Oriole Partnership had agreed that it would not unreasonably withhold, condition or delay its consent for us to take any action which would require Oriole Partnership’s consent under the proposed merger agreement and that the proposed merger agreement would not contain a separate condition relating to the occurrence of any changes, events or circumstances that would, individually or in the aggregate, constitute a material adverse effect on us or which would permit Oriole Partnership to delay the closing for ten days following the occurrence of certain financial market disruption events. Following additional discussion regarding Oriole Partnership’s offer, the board determined that Oriole Partnership’s revised offer constituted a superior competing transaction under the terms of our existing merger agreement. During the course of the meeting, Magazine Acquisition’s $37.25 offer expired in accordance with its terms.

Immediately following the board’s meeting on February 4, 2006, Mr. Brodie delivered notice to Magazine Acquisition of the board’s determination regarding Oriole Partnership’s revised offer. The notice stated that Magazine Acquisition would have until February 8, 2006 at 11:59 p.m. to match Oriole Partnership’s revised offer.

We issued a press release announcing our board’s determination shortly thereafter.

After our announcement of the price per common share and common unit reflected in Oriole Partnership’s February 4, 2006 offer, neither we nor our advisors received any further indication from Berkshire that it would be willing to make or be capable of making an offer at or above the price stated in its initial proposal or that it remained interested in conducting due diligence.

On February 6, 2006 and February 7, 2006 Mr. Schulweis called representatives of Oriole Partnership to inquire whether Oriole Partnership would increase its offer price. Representatives of Lazard also contacted Oriole Partnership’s and Magazine Acquisition’s financial advisors and representatives of Skadden contacted Oriole Partnership’s and Magazine Acquisition’s counsel for the same purpose. No affirmative response was given by Oriole Partnership or its advisors at that time.

On February 7, 2006, Magazine Acquisition agreed that, if it were to respond to Oriole Partnership’s revised offer, it would deliver any response to Oriole Partnership’s revised offer by 7:00 p.m. on February 8, 2006 and that any such response would remain open for acceptance until noon on February 9, 2006.

On February 8, 2006, Oriole Partnership informed us that it would hold its revised offer open for acceptance by the trust until noon on February 9, 2006.

Just prior to a scheduled meeting of our board of trustees on February 8, 2006, we received a revised offer from Magazine Acquisition, raising the price payable in the merger to $39.00 per share or common unit, plus a cash payment equal to the pro-rata dividend as contemplated by the existing merger agreement with Magazine Acquisition. The revised offer also proposed extending the date after which either party could terminate the merger agreement to July 1, 2006 and increasing the break-up fee payable by us in connection with certain terminations of the merger agreement to $28 million from $20 million. Magazine Acquisition also informed us that Sawyer had become an investor in Magazine Acquisition. Magazine Acquisition’s offer indicated that it would expire on February 9, 2006 at noon.

Later in the evening of February 8, 2006, our board of trustees held a special meeting via teleconference to discuss Magazine Acquisition’s revised offer. Representatives of Lazard, Skadden, Venable, Squire Sanders and Pryor Cashman participated in the meeting. At the beginning of the meeting, Mr. Schulweis described Magazine Acquisition’s revised offer and informed the board of the addition of Sawyer, as a partner in

Magazine Acquisition. Furthermore, Mr. Schulweis informed the board that he had already informed Oriole Partnership of Magazine Acquisition’s revised offer and that it was likely that Oriole Partnership would increase its latest bid to at least $39.50 per share or common unit. Representatives of Lazard, Venable and Skadden then discussed the terms of Magazine Acquisition’s revised offer with the board. Mr. Schulweis then informed the board that he had just received a revised proposal from Oriole Partnership to acquire our common shares and the common units of our operating partnership for $39.50 per share or common unit, plus a cash payment equal to the pro-rata dividend as contemplated by the existing merger agreement with Magazine Acquisition, and that such revised proposal otherwise was on the same terms as contained in Oriole Partnership’s February 4, 2006 revised offer. Our advisors then discussed the terms of Oriole Partnership’s revised offer with the board and compared its terms with the terms of Magazine Acquisition’s revised offer. Oriole Partnership’s offer indicated that it would expire at 10:00 a.m. on February 14, 2006. Following lengthy discussions, the board determined that Oriole Partnership’s revised offer constituted a superior competing transaction under the terms of the existing merger agreement. During the board meeting, Lazard contacted Magazine Acquisition’s financial advisor to encourage Magazine Acquisition to increase the cash price per share in its offer. Lazard was told by Magazine Acquisition’s financial advisor that Magazine Acquisition was not willing to engage in additional negotiations that evening and Lazard reported this response to the board. The board also decided to take no action with respect to Magazine Acquisition’s revised offer and acknowledged that the offer would expire in accordance with its terms unless the board reconvened to take further action.

Immediately following the board’s meeting on February 8, 2006, Mr. Brodie delivered notice to Magazine Acquisition of the board’s determination regarding Oriole Partnership’s revised offer. The notice stated that Magazine Acquisition would have until February 13, 2006 at 11:59 p.m. to match Oriole Partnership’s revised offer. We issued a press release announcing our board’s determination shortly thereafter.

On February 9, 2006 and February 10, 2006, Mr. Schulweis contacted representatives of Oriole Partnership to inquire whether Oriole Partnership would increase its offer price. Representatives of Lazard and Skadden similarly contacted the financial advisors and counsel, respectively, of Oriole Partnership regarding improving the merger consideration payable in its offer. No affirmative response was given by Oriole Partnership or its advisors following these contacts.

On February 10, 2006, Magazine Acquisition agreed that, if it were to respond to Oriole Partnership’s revised offer, it would deliver any response to Oriole Partnership’s revised offer of February 8, 2006 by 9:00 p.m. on February 13, 2006 and that any such response would remain open for acceptance until 10:00 a.m. on February 14, 2006.

On February 13, 2006, representatives of Lazard separately contacted Oriole Partnership’s financial advisors to inquire whether Oriole Partnership would increase the merger consideration payable in its offer. Also on February 13, 2006, Mr. Schulweis spoke separately with representatives of Oriole Partnership regarding improving the merger consideration payable in its offer. No affirmative response was given by Oriole Partnership or its advisors following these contacts.

Just prior to a scheduled meeting of our board of trustees on February 13, 2006, we received an amended offer from Magazine Acquisition which raised its offer price to $39.60 per share or common unit and which was otherwise on the same terms as contained in Oriole Partnership’s revised offer, dated February 8, 2005. Magazine Acquisition also indicated that the term of Morgan Stanley’s guaranty would be extended to July 3, 2006. Magazine Acquisition’s amended offer indicated that it would expire on February 14, 2006 at 10:00 a.m. Following receipt of this offer, Mr. Schulweis contacted representatives of Oriole Partnership and informed them that Magazine Acquisition had offered a price per share which exceeded Oriole Partnership’s existing offer. Subsequent to this conversation, we received a revised offer from Oriole Partnership which raised its offer to $40.15 per share or common unit, plus a cash payment equal to the pro-rata dividend as contemplated by the existing merger agreement with Magazine Acquisition, and which was otherwise on the same terms as contained in Oriole Partnership’s revised offer, dated February 8, 2005. The amendment to the existing merger agreement included an increase in the break-up fee to $28 million from $20 million. This offer indicated that it would expire on February 17, 2006 at 10:00 a.m.

Later in the evening of February 13, 2006, our board of trustees held a special meeting via teleconference to discuss the revised offers from Magazine Acquisition and Oriole Partnership. Representatives of Lazard, Skadden, Venable, Squire Sanders and Pryor Cashman participated in the meeting. At the beginning of the meeting, Mr. Schulweis described Magazine Acquisition’s and Oriole Partnership’s revised offers and our advisors then discussed the terms of the revised offers with the board. Following lengthy discussions, the board determined that Oriole Partnership’s revised offer constituted a superior competing transaction under the terms of our existing merger agreement with Magazine Acquisition. The board also decided to take no action with respect to Magazine Acquisition’s revised offer and acknowledged that the offer would expire in accordance with its terms unless the board reconvened to take further action.

Immediately following the board’s meeting on February 13, 2006, Mr. Brodie delivered notice to Magazine Acquisition of the board’s determination regarding Oriole Partnership’s revised offer. The notice stated that Magazine Acquisition would have until February 16, 2006 at 11:59 p.m. to match Oriole Partnership’s revised offer. We issued a press release announcing our board’s determination shortly thereafter.

On each of February 14, 2005, February 15, 2006 and February 16, 2006, representatives of Lazard separately contacted Magazine Acquisition’s and Oriole Partnership’s financial advisors to encourage each of them to increase the merger consideration payable in their respective offers. Also on each of February 14, 2005, February 15, 2006 and February 16, 2006, Mr. Schulweis similarly spoke with representatives of Oriole Partnership.

Prior to the scheduled meeting of our board of trustees on the evening of February 16, 2006 we received an amended offer from Magazine Acquisition, raising its offer price to $40.20 per share or common unit, and otherwise proposing the same terms and conditions as contained in Oriole Partnership’s revised offer, dated February 13, 2006, together with an executed amendment to the existing merger agreement. Magazine Acquisition’s amended offer indicated that it would expire on February 17, 2006 at 10:00 a.m.

Immediately after receiving Magazine Acquisition’s amended offer, Mr. Schulweis contacted representatives of Oriole Partnership by telephone to ask whether Oriole Partnership would consider increasing its offer. The representatives of Oriole Partnership indicated to Mr. Schulweis that Oriole Partnership was not willing to increase the cash purchase price in its offer of February 13, 2006 and asked Mr. Schulweis whether modifying other terms of the proposed merger agreement between the parties would, in the absence of an increase in price, be viewed by our board of trustees as a superior competing transaction under the terms of our existing merger agreement with Magazine Acquisition. Mr. Schulweis told the representatives of Oriole Partnership that Oriole Partnership would most likely have to increase its purchase price in order for the trustees to consider that a new offer from Oriole Partnership was superior. Following a short break, the representatives of Oriole Partnership called Mr. Schulweis and informed him that Oriole Partnership was not willing to increase its price.

Later in the evening of February 16, 2006, our board of trustees held a special meeting via teleconference to discuss the amended offer from Magazine Acquisition. Representatives of Lazard, Skadden, Venable, Squire Sanders and Pryor Cashman participated in the meeting. At the beginning of the meeting, Mr. Schulweis described Magazine Acquisition’s amended offer and informed the board of his recent telephone conversation with representatives of Oriole Partnership, in which Oriole Partnership had expressed its unwillingness to deliver another proposal which would contain a higher price than the one in its February 13, 2006 offer. Our advisors then discussed the terms of Magazine Acquisition’s amended offer with the board. The board also discussed with its legal and financial advisors to what extent the increased $28 million break-up fee would deter additional bidding by other parties. In considering this new term, the board considered, among other things, the significantly increased consideration offered in the merger, the public nature of the bidding process over the previous several weeks, the fact that Oriole Partnership had already expressed an unwillingness to raise its $40.15 per share or common unit offer, the fact that Berkshire had ceased making inquiries to us following the announcement of bids in excess of $37.00 per share or common unit and that no other potential bidders had appeared over the course of the bidding process. Following those discussions, Lazard rendered its oral opinion to our board of trustees, which it subsequently confirmed in writing, described under the section captioned “Opinion of Lazard Frères & Co. LLC” on page S-14 of this supplement, as to the fairness, from a financial point of view, of the consideration to be paid in the mergers. Our board of trustees then determined that the amended merger agreement, the merger and the other transactions contemplated by the amended merger agreement, taken together, were fair to, and advisable and in the best interests of, the trust, our operating partnership, our shareholders and the holders of our operating partnership’s common units.

Following the board’s special meeting on the evening of February 16, 2006, the amended merger agreement was signed by our operating partnership, Magazine Acquisition, Merger Entity, Merger LLC and us. A joint press release was issued shortly thereafter announcing the execution of the amended merger agreement. A copy of Amendment No. 1 to Agreement and Plan of Merger is attached to this supplement as Annex A.

REASONS FOR THE MERGERS AND RECOMMENDATION OF
OUR BOARD OF TRUSTEES

At a special meeting held on February 16, 2006, our board of trustees unanimously determined that the merger is in the best interests of the trust and our shareholders, approved the merger, the amended merger agreement and the other transactions contemplated by the amended merger agreement and recommended that our shareholders vote “FOR” the approval of the merger, the amended merger agreement and the other transactions contemplated by the amended merger agreement.

In reaching its decision to approve the merger, the amended merger agreement and the other transactions contemplated by the amended merger agreement and recommend that our shareholders vote “FOR” the approval of the merger, the amended merger agreement and the other transactions contemplated by the amended merger agreement, our board of trustees considered the matters described in “The Merger — Reasons for the Mergers” beginning on page 33 of the January 26, 2006 proxy statement. The board also considered a number of additional factors, including the following:

•	Price.

Our board of trustees considered the value of the increased merger consideration to be received from our shareholders, resulting from the competitive bidding between Oriole Partnership and Magazine Acquisition, which represents an additional $6.30 per share, or an 18.58% premium over the original per share price of $33.90. The increased merger consideration is also $0.05 per share higher than the last and final price offered by Oriole Partnership, which offer has expired. Our board of trustees noted that the increased merger consideration was $0.43, or 1.1% lower than, the $40.63 closing price of our common shares on February 16, 2006. Our shareholders are also entitled to a payment in respect of the accrued dividend on our common shares as of the closing date in addition to the $40.20 cash merger consideration and our board previously declared a dividend of $0.43 to be paid to shareholders of record as of February 17, 2006.

•	Anticipated Timing and Certainty for Shareholders.

Our board of trustees considered the anticipated timing of the Magazine Acquisition transaction as compared to the Oriole Partnership offer. In that regard, the board noted that the Magazine Acquisition transaction could be consummated in the first quarter of 2006 while it was more likely that any transaction with Oriole Partnership would be consummated no earlier than the second quarter of 2006. Although our board of trustees noted that our shareholders would be partially compensated for this delay as a result of the payment in respect of the accrued dividend on our common shares as of the closing date, our board of trustees also considered that, when compared to the timing of the Magazine Acquisition transaction, the likely delay before an Oriole Partnership transaction could be consummated created additional risk that a condition to closing would not be satisfied.

•	We Have a Termination Right in the Event of a Superior Competing Transaction.

The amended merger agreement prohibits us, our operating partnership, our subsidiaries and any of our respective trustees, directors, officers, employers, investment bankers, financial advisors, attorneys, brokers, finders or other agents, affiliates or other representatives from initiating, soliciting, encouraging or taking any other action to facilitate any inquiries or the making of any “competing transaction” (as defined in “The Merger Agreement — No Solicitation” on page 56 of the January 26, 2006 proxy statement), initiating, participating, encouraging or entering into discussions or negotiations with any individual or entity in furtherance of any such inquiries or to obtain a competing transaction, and releasing any individual or entity from any standstill agreement or similar obligation to us or any of our subsidiaries other than the automatic termination of standstill obligations pursuant to the terms of agreements in effect as of December 19, 2005, by virtue of the execution and announcement of the merger agreement or otherwise. Notwithstanding these restrictions, if prior to receiving shareholder approval for the merger we receive unsolicited inquiries and proposals regarding other potential business combinations, we continue to have the ability to provide information and participate in discussions with respect to any such proposal if our board of trustees determines in good faith that failure to do so would be inconsistent with our trustees’ duties to the trust or our shareholders under applicable law, and that such a proposal is reasonably likely to lead to a proposal that is more favorable to our shareholders from a financial point of view than the merger. In addition, upon making such a determination, subject to the satisfaction of specified conditions and payment of a $28 million break-up fee, and prior to receiving shareholder approval for the merger, the amended merger agreement and the other transactions contemplated by the amended merger agreement, our board of trustees may terminate the merger agreement with Magazine Acquisition and enter into an agreement with respect to a superior competing transaction with a third party and/or revoke, modify or fail to make the recommendation contained in this proxy statement to our shareholders in connection with the merger. However, the board may not terminate the amended merger agreement without first providing Magazine Acquisition at least three business days to match such superior competing transaction. We have also agreed to reimburse Magazine’s Acquisitions expenses of up to $3 million under certain circumstances upon termination of the amended merger agreement. For a more complete discussion of these provisions of the amended merger agreement, see the section captioned “The Merger Agreement — No Solicitation” on page 56 of the January 26, 2006 proxy statement, the section captioned “The Merger Agreement — Break-Up Fees and Expenses” on page 61 of the January 26, 2006 proxy statement and “Summary of Amendments to the Agreement and Plan of Merger” on page S-5 of this supplement.

•	Potential Risks.

Our board of trustees considered a number of potential risks, as well as related mitigating factors, in connection with its evaluation of the amended merger agreement, including the requirement that we pay the $28 million break-up fee described above if the amended merger agreement is terminated under specified circumstances. Our board also considered the possible effect of the size of the $28 million break-up fee on the likelihood that we would receive a further takeover proposal from a third party.

•	Opinion of Lazard.

Our board of trustees gave favorable consideration to the oral opinion of Lazard, rendered to our board of trustees on February 16, 2006, and subsequently confirmed in writing, that, as of such date, the merger consideration to be paid to the holders of the trust’s common shares and the holders of common units in our operating partnership (other than, in either case, Magazine Acquisition, Merger Entity, Merger LLC and any of their respective wholly-owned direct or indirect subsidiaries, any directors or officers of the trust or our operating partnership and any holders of the trust’s common shares or common units in our operating partnership that are a party to the consent and voting agreement, and other than, in the case of holders of our operating partnership’s common units, any holders who are entitled to demand, and properly demand, appraisal of such common units, and other than Harvey Schulweis, who has certain rights which are summarized in the section entitled “The Mergers — Interests of Our Trustees and Executive Officers in the Mergers” on page 45 of the January 26, 2006 proxy statement) in the mergers was fair to such holders, from a financial point of view, considered as if our operating partnership’s common units were converted into or redeemed for the trust’s common shares in accordance with their terms prior to the effective time of the mergers. See “Opinion of Lazard Frères & Co. LLC” on page S-14 of this supplement.

The above discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by our board of trustees in its consideration of the merger, including factors that may support the merger as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, our board of trustees did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board of trustees did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of trustees may have given different weights to different factors.

Our board of trustees also considered the fact that some of our trustees and executive officers have interests in the mergers that differ from, or are in addition to (and therefore may conflict with), your interests as a shareholder. These interests are discussed under the heading “The Mergers — Interests of Our Trustees and Executive Officers in the Mergers” on page 45 of the January 26, 2006 proxy statement and “Additional Information Regarding Interests of Our Trustees and Executive Officers” on page S-23 of this supplement, including the lapsing of restrictions on and immediate vesting of common shares and restricted shares awarded under our benefit plans, and the additional severance payments to be received by several of our executive officers if the executive officers experience a termination of employment under certain circumstances.

OPINION OF LAZARD FRÈRES & CO. LLC

Under an engagement letter dated October 21, 2005, we retained Lazard to render an opinion to our board of trustees as to the fairness, from a financial point of view, of the consideration to be paid in the mergers. On February 16, 2006, Lazard rendered its oral opinion to our board of trustees, subsequently confirmed in writing, that, as of such date, the merger consideration to be paid to the holders of the trust’s common shares and the holders of common units in our operating partnership (other than, in either case, Magazine Acquisition, Merger Entity, Merger LLC and any of their respective wholly-owned direct or indirect subsidiaries, any directors or officers of the trust or our operating partnership and any holders of the trust’s common shares or common units in our operating partnership that are a party to the consent and voting agreement, and other than, in the case of holders of our operating partnership’s common units, any holders who are entitled to demand, and properly demand, appraisal of such common units, and other than Harvey Schulweis, who has certain rights which are summarized in the section entitled “The Mergers — Interests of Our Trustees and Executive Officers in the Mergers” on page 45 of the January 26, 2006 proxy statement and “Additional Information Regarding Interests of Our Trustees and Executive Officers” on page S-23 of this supplement) in the mergers was fair to such holders, from a financial point of view, considered as if our operating partnership’s common units were converted into or redeemed for the trust’s common shares in accordance with their terms prior to the effective time of the mergers.

The full text of the Lazard opinion is attached as Annex B to this supplement and is incorporated into this supplement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex B. You are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the Lazard opinion. Lazard’s written opinion was directed to our board of trustees in connection with its consideration of the mergers and only addressed the fairness to certain holders of the trust’s common shares and common units in our operating partnership of the merger consideration to be paid to such holders in the mergers from a financial point of view as of the date of the Lazard opinion, considered as if our operating partnership’s common units were converted into or redeemed for the trust’s common shares in accordance with their terms prior to the effective time of the mergers. Lazard’s written opinion did not address the merits of the underlying decision by the trust to engage in the merger, or to cause our operating partnership to engage in the partnership merger, and was not intended to and does not constitute a recommendation to any shareholder of the trust as to how such holder should vote with respect to the mergers or any matter relating thereto. Lazard expressed no opinion as to the price at which the trust’s common shares may trade prior to consummation of the mergers. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumed no responsibility for updating or revising the Lazard opinion based on circumstances or events occurring after the date of the Lazard opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire Lazard opinion.

In the course of performing its review and analyses in rendering the Lazard opinion, Lazard:

•	reviewed the financial terms and conditions of a draft, dated February 16, 2006, of the amendment to the existing merger agreement, and executed copies of the existing merger agreement, the consent and voting agreement and the guarantees provided by MS Real Estate Funding, L.P., Onex Real Estate Partners LP and Morgan Stanley;

•	analyzed certain publicly available historical business and financial information relating to the trust;

•	reviewed various financial forecasts and other data provided to Lazard by the trust and our operating partnership relating to the business and prospects of the trust and our operating partnership;

•	held discussions with members of the senior managements of the trust and our operating partnership with respect to the business and prospects of the trust and our operating partnership;

•	reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of the trust and our operating partnership;

•	reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to those of the trust and our operating partnership;

•	reviewed the historical share prices and trading volumes of the trust’s common shares; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the trust or our operating partnership, or concerning the solvency or fair value of the trust or our operating partnership. With respect to financial forecasts, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the trust and our operating partnership as to the future financial performance of the trust and our operating partnership. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering the Lazard opinion, Lazard was not authorized to, and did not, solicit third parties regarding alternatives to the mergers.

In rendering the Lazard opinion, Lazard assumed that the mergers would be consummated on the terms described in the amended merger agreement without any waiver or modification of any material terms or conditions by the trust or our operating partnership, and that obtaining the necessary regulatory approvals for the mergers would not have an adverse effect on the trust, our operating partnership or the mergers. Lazard also assumed that the executed amendment to the merger agreement would conform in all material respects to the draft amendment to the merger agreement reviewed by Lazard. Lazard did not express any opinion as to any tax or other consequences that might result from the mergers, nor did the Lazard opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the trust obtained such advice as it deemed necessary from qualified professionals. Lazard noted that common shares were reserved for issuance upon the conversion of the trust’s convertible senior notes, and Lazard assumed for purposes of its analysis that all such convertible senior notes were converted in accordance with their terms into common shares. In addition, Lazard was informed by the trust that the value of any consideration paid to Harvey Schulweis in redemption of or exchange for common units in our operating partnership held by him in lieu of the merger consideration would be equivalent in value to the merger consideration to which he would otherwise be entitled, and Lazard expressed no opinion with respect to any such transactions. See “The

Mergers — Interests of Our Trustees and Executives Officers in the Mergers” on page 45 of the January 26, 2006 proxy statement and “Additional Information Regarding Interests of Our Trustees and Executive Officers” on page S-23 of this supplement.

The following is a summary of the material financial and comparative analyses that Lazard deemed appropriate for this type of transaction and that were performed by Lazard in connection with rendering the Lazard opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the trust. No company, transaction or business used in Lazard’s analyses as a comparison is identical to the trust or the mergers, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

For purposes of the financial analyses described below, Lazard assumed that our operating partnership’s common units were converted into or redeemed for the trust’s common shares in accordance with their terms prior to the effective time of the mergers.

Public Market Valuation Analysis

Lazard reviewed and analyzed selected public companies that it viewed as reasonably comparable to the trust. In performing this analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for the trust.

The companies included in this analysis were:

•	AIMCO Properties, L.P.;

•	Archstone-Smith Trust;

•	Associated Estates Realty Corporation;

•	AvalonBay Communities, Inc.;

•	BRE Properties, Inc.;

•	Camden Property Trust;

•	Essex Property Trust, Inc.;

•	Equity Residential;

•	Home Properties, Inc.;

•	Mid-America Apartment Communities, Inc.;

•	Post Properties, Inc.; and

•	United Dominion Realty Trust, Inc.

Using publicly available information and market data as of February 16, 2006, Lazard calculated and analyzed the price per share of each of the comparable companies listed above as a multiple of its respective estimated 2006 Funds From Operations, or FFO, per share.

The analysis indicated the following multiples:

	Low	Median	Mean	High

2006E FFO Multiple	10.7x	18.6x	18.8x	25.2x

Based on the foregoing, Lazard determined a price per share based on estimated 2006 FFO multiples range of 10.7x to 25.2x, and applied such range to the trust’s estimated 2006 FFO per share, resulting in a range of implied share prices for the trust’s common shares of $20.29 to $47.92. Lazard noted that the merger consideration fell within this range.

Comparable Peers Valuation Analysis

Lazard reviewed and analyzed selected public companies that it viewed as most comparable to the trust with respect to asset quality and geographic location of assets. In performing this analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for the trust. The six comparable companies that Lazard selected for this analysis were a subset of the 12 companies that Lazard selected for the public market valuation analysis.

The companies included in this analysis were:

•	AIMCO Properties, L.P.;

•	Associated Estates Realty Corporation;

•	Equity Residential;

•	Home Properties, Inc.;

•	Mid-America Apartment Communities, Inc.; and

•	United Dominion Realty Trust, Inc.

Using publicly available information and market data as of February 16, 2006, Lazard calculated and analyzed the price per share of each of the comparable companies listed above as a multiple of their respective estimated 2006 FFO per share.

The analysis indicated the following multiples:

	Low	Median	Mean	High

2006E FFO Multiple	10.7x	16.0x	15.5x	18.7x

Based on the foregoing, Lazard determined a price per share based on estimated 2006 FFO multiples range of 10.7x to 18.7x, and applied such range to the trust’s estimated 2006 FFO per share, resulting in a range of implied share prices for the trust’s common shares of $20.29 to $35.57. Lazard noted that the merger consideration fell above this range.

Private Market Unlevered Valuation Analysis

Lazard performed a private market unlevered valuation analysis in order to calculate a range of implied share prices for the trust’s common shares based on the present value (as of January 1, 2006) of the projected unlevered free cash flows of the trust during the years 2006 through 2010 and the present value of the estimated terminal value of the trust in 2010, based on 2011 estimated EBITDA, after recurring capital expenditures. The private market unlevered valuation analysis was based on financial forecasts for the trust provided by the management of the trust.

In calculating the terminal value of the trust, Lazard assumed capitalization rates ranging from 7.0% to 8.0%, and applied such range to the trust’s estimated 2011 EBITDA, after recurring capital expenditures. The projected unlevered free cash flows were then discounted to present value using discount rates ranging from 7.5% to 9.0%, based on prevailing unlevered return expectations for institutional investors. Based on the foregoing, Lazard calculated an implied enterprise value range for the trust of approximately $1.1 billion to $1.3 billion. Assuming year-end 2005 net debt and transaction expenses of approximately $500 million, Lazard calculated a range of implied share prices for the trust’s common shares of $25.39 to $34.35. Lazard noted that the merger consideration fell above this range.

Liquidation Analysis

Lazard performed a liquidation analysis in order to calculate a range of implied share prices for the trust’s common shares based on the private market value of the trust’s operating real estate. In calculating the market value of the trust’s operating real estate, Lazard assumed recurring capital expenditures per unit ranging from $500 to $700 and capitalization rates ranging from 5.75% to 6.25%, and applied such ranges to the trust’s estimated 2006 cash net operating income, after recurring capital expenditures. The liquidation analysis was based on financial forecasts for the trust provided by the management of the trust and publicly available information.

Based on the foregoing, Lazard calculated the implied market value of the trust’s operating real estate. Lazard then calculated the implied total equity value of the trust, based on projected year-end 2005 net debt, net other assets and transaction costs associated with liquidation, resulting in a calculated range of implied share prices for the trust’s common shares of $28.45 to $34.86. Lazard noted that the merger consideration fell above this range.

Comparable Transactions Analysis

Lazard reviewed and analyzed 26 recent precedent merger and acquisition transactions involving public real estate investment trusts with transaction enterprise values greater than $400 million. In performing this analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to companies in the selected transactions and compared such information to the corresponding information for the trust.

Lazard reviewed the offer price per share in each of the precedent transactions as a multiple of the target company’s estimated FFO per share. For precedent transactions in which the announcement date of the transaction occurred prior to April 30 of the relevant year, Lazard reviewed the target company’s estimated FFO per share as of the announcement date for the year in which the transaction was announced. For precedent transactions in which the announcement date of the transaction occurred after April 30 of the relevant year, Lazard reviewed the target company’s estimated FFO per share as of the announcement date for the first full year after the year in which the transaction was announced.

The precedent transactions were (listed by acquiror followed by the acquired company and the date the transaction was publicly announced):

Acquiror	Target	Announce Date

Aslan Realty Partners II LP/Transwestern	Great Lakes REIT, Inc.	January 22, 2004
Brandywine Realty Trust	Prentiss Properties Trust	October 3, 2005
CalEast Industrial Investors, LLC	CenterPoint Properties Trust	December 7, 2005
Camden Property Trust	Summit Properties Inc.	October 4, 2004
Centro Properties Group	Kramont Realty Trust	December 19, 2004
CNL Financial Group, Inc.	RFS Hotel Investors, Inc.	May 8, 2003
Colonial Properties Trust	Cornerstone Realty Income Trust, Inc.	October 25, 2004
Developers Diversified Realty Corporation	JDN Realty Corporation	October 4, 2002
DRA Advisors LLC	Capital Automotive REIT	September 6, 2005
DRA Advisors LLC	CRT Properties Inc.	June 17, 2005
Equity One, Inc.	IRT Property Company	October 29, 2002
General Electric Company	Arden Realty, Inc.	December 22, 2005
General Growth Properties, Inc.	JP Realty, Inc.	March 4, 2002
General Growth Properties, Inc.	The Rouse Company LP	August 20, 2004
Hometown America LLC	Chateau Communities, Inc.	May 29, 2003
HRPT Properties Trust	Hallwood Realty Partners, L.P.	April 16, 2004
ING Clarion Partners, LLC	Gables Residential Trust	June 7, 2005
Kimco Realty Corporation	Mid-Atlantic Realty Trust	June 18, 2003
Morgan Stanley Prime Income Trust	AMLI Residential Properties Trust	October 24, 2005
Pennsylvania Real Estate Investment Trust	Crown American Realty Trust	May 14, 2003
PL Retail LLC	Price Legacy Corporation	August 24, 2004
ProLogis	Catellus Development Corporation	June 6, 2005
ProLogis	Keystone Property Trust	May 3, 2004
Simon Property Group, Inc.	Chelsea Property Group, Inc.	June 21, 2004
The Lightstone Group LLC	Prime Group Realty Trust	February 17, 2005
Ventas, Inc.	Provident Senior Living Trust	April 12, 2005

The analysis indicated the following multiples:

	Low		Median		Mean		High

Estimated FFO Multiple	6.8	x	13.3	x	13.5	x	20.0x

Based on the foregoing, Lazard determined a price per share based on estimated FFO per share multiple range of 6.8x to 20.0x, and applied such range to the trust’s estimated 2006 FFO per share, resulting in a range of implied share prices for the trust’s common shares of $12.94 to $38.19. Lazard noted that the merger consideration fell above this range.

Dividend Discount Analysis

Lazard performed a dividend discount analysis in order to calculate a range of implied share prices for the trust’s common shares based on the present value of the projected future dividend stream of the trust during the years 2006 through 2010 and the present value of the estimated terminal value of the trust’s common shares in 2010. The dividend discount analysis was based on financial forecasts (including dividend policies) for the trust, as provided by the management of the trust.

This analysis was based on a range of discount rates from 9.0% to 10.0% and a terminal value of the trust’s common shares based on a one-year forward FFO multiple range of 11.0x to 14.0x, applied to the trust’s estimated 2011 FFO. Lazard calculated a range of implied share prices for the trust’s common shares of $28.06 to $35.27. Lazard noted that the merger consideration fell above this range.

Stock Price Comparison

Lazard reviewed the closing price of the trust’s common shares on December  16, 2005, the high and low prices of the trust’s common shares for the 52-week period ending December 16, 2005, the all-time high and low prices of the trust’s common shares as of December 16, 2005 and the average closing price of the trust’s common shares for the 60-day period ending December 16, 2005. The following table illustrates such prices during such periods:

	As of December 16, 2005
	52-Week		All-Time		60-Day
Current	Low	High	Low	High	Average

$30.30	$25.00	$31.05	$12.00	$31.05	$29.07

Lazard observed that the merger consideration fell above the high price of the trust’s common shares for the 52-week period ending December 16, 2005, and the all-time high price of the trust’s common shares as of December 16, 2005.

Premiums Paid Analysis

Using publicly available information, Lazard performed a premiums paid analysis in order to calculate a range of implied share prices for the trust’s common shares based on the implied premiums paid in 40 precedent transactions involving public real estate investment trusts that were announced from January 2000 through December 2005 with transaction enterprise values in excess of $400 million.

The analysis was based on the one-day implied premiums paid in the precedent transactions indicated. Lazard calculated the implied premiums by comparing the per share offer price at the announcement of the transaction to the target company’s stock price one day prior to the announcement of the transaction.

The analysis indicated the following premiums paid:

	Low	Median	Mean	High

One-Day Premiums Paid:	(8.4)%	12.4%	13.5%	39.6%

Based on the foregoing, Lazard determined a premium reference range of (8.4%) to 39.6%, and applied such range to the trust’s common share price on December 16, 2005, prior to the initial announcement of the mergers. Lazard calculated a range of implied share prices for the trust’s common shares of $27.74 to $42.31. Lazard noted that the merger consideration fell within this range.

In addition, Lazard applied the same premium reference range of (8.4%) to 39.6% to the trust’s common share price on February 16, 2006. The common share price of the trust on February 16, 2006 had been influenced by the initial announcement of the mergers and subsequent announcements of potential transactions with more favorable terms than the terms initially announced, all as described in “Update to Background of the Mergers” on page S-6 of this proxy supplement and “Background of the Mergers” on page 24 of the January 26, 2006 proxy statement. Lazard calculated a range of implied share prices for the trust’s common shares of $37.20 to $56.73. Lazard noted that the merger consideration fell within this range.

Miscellaneous

Lazard’s opinion and financial analyses were not the only factors considered by the trust’s board of trustees in its evaluation of the mergers and should not be viewed as determinative of the views of the trust’s board of trustees or the trust’s management. Lazard has consented to the inclusion of and references to the Lazard opinion in this supplement.

We have agreed to pay Lazard for its investment banking services in connection with the mergers (a) a fee equal to 0.45% of the aggregate consideration in respect of the mergers, which aggregate consideration may be approximately $1.4 billion, with (i) 25% of such fee previously paid upon the rendering of Lazard’s fairness opinion with respect to the mergers and (ii) the remainder of such fee payable upon consummation of the mergers, and (b) a fee equal to 20% of the breakup or termination fees, if any, received by the trust in connection with the mergers, less certain expenses incurred by the trust and taxes payable by the trust with respect to such breakup or termination fees. We have also agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, we have agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard’s engagement. Lazard may have provided and may provide investment banking services to one or all of Morgan Stanley, MS Real Estate Funding, L.P. and Onex Real Estate Partners LP, or to one or more of their respective portfolio companies or other affiliates, for which Lazard has received customary fees. In addition, in the ordinary course of their respective businesses, Lazard, Lazard Capital Markets LLC (an entity owned in large part by managing directors of Lazard) and/or their respective affiliates may actively trade securities of the trust for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to the trust because of its expertise, its reputation in investment banking and mergers and acquisitions and its independence with respect to the mergers and the other transactions contemplated by the amended merger agreement.

RECENT DEVELOPMENTS

Maryland Shareholder Litigation

On February 2, 2006, an individual shareholder, Lee Foster, filed a putative class action, styled as Lee Foster v. The Town and Country Trust, et. al., Case No. 24-C-06-001442, in the Circuit Court for Baltimore City, Maryland, against us and our trustees. The complaint alleges that our trustees breached their duties to plaintiff (and other shareholders) by entering into the December 19, 2005 merger agreement with Magazine Acquisition. The complaint seeks, among other things, an injunction against our acquisition by Magazine Acquisition. As expanded by plaintiff through later filings, the central claim in the complaint appears to be that our trustees did not attempt sufficiently to inform themselves and to ascertain our “true” value before we entered into the merger agreement and that the $33.90 per share consideration to be paid to our shareholders under the merger agreement was inadequate. In that regard, plaintiff argues that the emergence of other offers (including ones made after the initial filing of the complaint) was “proof” of the alleged inadequacy of our trustees’ efforts to ascertain the value of the trust before we entered into the December 19, 2005 merger agreement and that the $20 million break-up fee in that agreement was unreasonable.

On February 15, 2006, we filed a motion to dismiss or, in the alternative, for summary judgment. Among other things, we argued that the complaint did not plead facts that would overcome Maryland’s statutory presumption that our trustees had acted in accordance with their duties as trustees and that the allegation that our trustees had not informed themselves or attempted to ascertain our “true” value before entering into the December 19, 2005 merger agreement was contradicted by the facts set forth in the proxy materials. The section entitled “Background of the Mergers” beginning on page 24 of the January 26, 2006 proxy statement explained that senior management had assessed our value during 2004 and 2005, while considering the possibility of a management-led acquisition proposal; that we retained Lazard on October 21, 2005 for the purpose of exploring a transaction involving a possible sale of, or a merger involving, the trust; and that, on several occasions in November and December 2005, Lazard discussed with our trustees issues regarding valuation of the trust and ultimately rendered a fairness opinion on December 18, 2005 with respect to the mergers contemplated by the merger agreement. We also argued that Maryland law did not require our trustees to conduct an auction to sell the trust and that, in fact, the case law approved the approach of negotiating with a single potential purchaser and entering into an agreement with a “fiduciary out,” which, when combined with the size of the $20 million break-up fee, constituted, as we argued, an effective “post-agreement market check.” We further argued that shareholder approval of a merger agreement would constitute ratification of our trustees’ actions and of the reasonableness of the amount of any break-up fee, which in this case was within the range courts have often approved. The plaintiff disagreed with our arguments and filed an opposition to the motion to dismiss on February 17, 2006, the day after we announced that Magazine Acquisition had agreed to increase the per share consideration to $40.20 from $33.90.

On February 21, 2006, the court held a hearing on the plaintiff’s motion for expedited proceeding and our motion to dismiss or, in the alternative, for summary judgment. At the hearing, plaintiff’s counsel requested that the court allow plaintiff and opportunity to amend his complaint to assert new claims challenging our board’s decision to enter into the amendment to the merger agreement with Magazine Acquisition and challenging the adequacy of the disclosures made in the proxy materials. We do not believe that there is any factual basis for these claims, but we do not know exactly what the plaintiff will allege if he is allowed to amend his claims. On February 23, 2006, the court granted our motion to dismiss the complaint for failure to state a claim. The court’s order provides that plaintiff has 30 days to file an amended complaint. The court also denied plaintiff’s motion for expedited proceedings.

Termination of Dividend Reinvestment and Share Purchase Plan

Effective as of February 16, 2006, we terminated our Dividend Reinvestment and Share Purchase Plan as required by the amended merger agreement.

ADDITIONAL INFORMATION REGARDING INTERESTS OF OUR TRUSTEES AND
EXECUTIVE OFFICERS

As set forth in the January 26, 2006 proxy statement, as a result of the merger, any restrictions or forfeiture provisions on restricted shares that we have granted to our executive officers as long-term compensation will terminate or lapse and the restricted shares will be treated under the merger agreement in the same manner as our other common shares, including receipt of the per share merger consideration.

Likewise, in accordance with the terms of the merger agreement, any unexercised options to purchase our common shares that have been granted to our executive officers and our non-employee trustees (all of which are currently exercisable irrespective of the proposed merger) will be exchanged for cash in an amount equal to the product of (1) the number of shares such holder could have purchased under our option plan (assuming full vesting) had such holder exercised such option in full immediately prior to the merger becoming effective and (2) the excess of $40.20, plus an amount in cash equal to a prorated portion of the dividend payable for the number of days since the last fiscal quarter for which a dividend was declared and paid, over the exercise price per share of such option, which cash payment shall be treated as compensation and shall be net of any withholding tax.

Upon completion of the merger, our executive officers and non-employee trustees will be entitled to receive the amounts set forth below with respect to their options to purchase our common shares and restricted shares existing as of the date hereof, in each case assuming a closing date of the mergers on March 31, 2006.

	Number of Shares	Value of Options ($)	Number of	Value of
	Underlying Options	(Net of Exercise Price)	Restricted Shares	Restricted Shares ($)

Harvey Schulweis	0	0	235,000	9,548,050
Thomas Brodie	23,334	473,680	85,000	3,453,550
Alan Lasker	16,056	310,362	33,250	1,350,948
William Fishell	500	9,665	19,000	771,970
W. Daniel Brown	30,000	599,300	18,500	751,655
Alan Jaffe	2,000	26,440	0	0
James Berick	16,000	317,610	0	0

	Number of Shares	Value of Options ($)	Number of	Value of
	Underlying Options	(Net of Exercise Price)	Restricted Shares	Restricted Shares ($)

H. Grant Hathaway	18,000	369,370	0	0
Nancy L. Fisher	4,000	56,340	0	0
Forrest Hayes	2,000	26,440	0	0

In addition, the Company has agreed to pay Mr. Lasker an additional amount equal to approximately $65,000. Such payment represents amounts that Mr. Lasker would have received as a result of the increase in the merger consideration if Mr. Lasker had not agreed to the accelerated vesting of a certain number of restricted shares into 2005 to aid the Company in achieving certain tax-related cost savings in connection with the merger. Certain of our non-executive officers also agreed to the accelerated vesting of a certain number of restricted shares into 2005 to aid the Company in achieving certain tax-related cost savings in connection with the merger and will likewise receive payments representing the amounts such officers would have received as a result of the increase in the merger consideration if such officers had not agreed to the accelerated vesting.

None of our trustees or executive officers has any employment agreement or arrangement with respect to employment with Magazine Acquisition or its affiliates. Additionally, none of our trustees or executive officers currently has any direct or indirect financial interest in Magazine Acquisition. As described in the section entitled “Interests of Our Trustees and Executive Officers in the Mergers” beginning on page 45 of the January 26, 2006 proxy statement, if we are unable to consummate the redemption of Mr. Schulweis’s common units in our operating partnership prior to the merger of our operating partnership into Merger LLC, Mr. Schulweis will remain as a direct or indirect limited partner in the partnership surviving the merger and he may thereafter elect to have such limited partnership interests redeemed in exchange for the properties previously specified in an agreement with us for a period of one year following the closing. Such exchanges are intended to afford Mr. Schulweis the opportunity to defer his federal income tax gain in respect of his common units in our operating partnership.

ADDITIONAL INFORMATION REGARDING PRINCIPAL AND
MANAGEMENT SHAREHOLDERS OF THE TRUST

On February 15, 2006, Harvey Schulweis, Alan W. Lasker and William J. Fishell exercised options to purchase 16,667, 19,758 and 2,834 common shares, respectively. All such options were fully vested as of January 26, 2006. Following these exercises they hold options to purchase 0, 16,056 and 500 common shares, respectively.

On February 17, 2006, we received a letter from The Vanguard Group, Inc. which notified us that it had filed a Schedule 13G on February 13, 2006 with respect to its ownership of 879,908 common shares, or five percent of our outstanding common shares.

As of December 19, 2005 and February 24, 2006, Harvey Schulweis owned 215,230 common units of our operating partnership, The Bal-Penn Company, a partnership which is the vehicle through which the Alfred Lerner Trust holds its common units of our operating partnership, owned 2,152,299 common units of our operating partnership and Paul Taylor, Jr. owned 99,006 common units of our operating partnership.

MARKET PRICE AND DIVIDEND DATA

Our common shares are traded on the New York Stock Exchange under the symbol “TCT.” This table shows, for the periods indicated, the range of high and low sales prices for our common shares as quoted on the New York Stock Exchange (rounded to the nearest cent), and the quarterly cash dividends declared per share for the periods indicated.

	High	Low	Dividend

Year ended December 31, 2003
First Quarter	$21.34	$19.70	$0.43
Second Quarter	$23.81	$20.62	$0.43
Third Quarter	$24.69	$22.60	$0.43
Fourth Quarter	$25.49	$22.76	$0.43
Year ended December 31, 2004
First Quarter	$27.20	$25.00	$0.43
Second Quarter	$27.93	$22.62	$0.43
Third Quarter	$25.83	$24.09	$0.43
Fourth Quarter	$29.06	$25.84	$0.43
Year ended December 31, 2005
First Quarter	$28.00	$25.20	$0.43
Second Quarter	$29.26	$25.66	$0.43
Third Quarter	$29.70	$27.22	$0.43
Fourth Quarter	$33.90	$26.79	—	*
Year ended December 31, 2006
First Quarter (as of February 23, 2006)	$41.38	$33.75	—

*	We declared and paid dividends of $0.43 per share in each of the four fiscal quarters of 2005 in respect of the Fourth Quarter of 2004 and the first three fiscal quarters of 2005, respectively. We declared on February 4, 2006 and will pay on March 10, 2006 a dividend in the amount of $0.43 for the Fourth Quarter of 2005 to holders of record as of February 17, 2006.

The following table sets forth the closing per share sales price of our common shares, as reported on the New York Stock Exchange on December 19, 2005, the last full trading day before the public announcement of the proposed merger, February 16, 2006, the last full trading day prior to the public announcement of the amendment to the merger agreement, and on February 23, 2006, the latest practicable trading day before the printing of this supplement:

Closing Price

December 19, 2005	$29.79
February 16, 2006	$40.63
February 23, 2006	$40.32

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may obtain copies of this information in person or by mail from the Public Reference Section of the SEC, 100 F Street N.E., Room 1024, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

The SEC also maintains an Internet website that contains annual, quarterly and current reports, proxy statements and other information about issuers, such as the trust, that file electronically with the SEC. The address of that site is http://www.sec.gov. You may also retrieve financial information from our website at http://www.tctrust.com. Information contained on our website is not incorporated in or made a part of this proxy statement.

If you need additional copies of this supplement, the January 26, 2006 proxy statement or a new proxy card, you should contact our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834 (toll free) or at 501 Madison Avenue, 20th Floor, New York, New York 10022. Banks and brokers should call Innisfree M&A Incorporated collect at (212) 750-5833.

The SEC allows us to “incorporate by reference” information into this supplement, which means that important information may be disclosed to you by referring you to another document filed separately with the SEC. Our information incorporated by reference is deemed to be part of this supplement, except for information superseded by information in, or incorporated by reference in, this supplement. This supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2005;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 2, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on May 9, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed with the SEC on August 3, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, filed with the SEC on November 3, 2005; and

•	our periodic reports on Form 8-K filed on March 2, 2005, March 3, 2005, May 5, 2005, May 10, 2005, August 2, 2005, November 3, 2005, December 21, 2005, December 22, 2005, January 30, 2006, February 2, 2006, February 3, 2006, February 6, 2006, February 9, 2006, February 14, 2006, February 16, 2006 and February 17, 2006.

We are also incorporating by reference additional documents that we may file with the SEC under the Exchange Act between the date of this supplement and the date of our special meeting of shareholders.

You may have been sent some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. A copy of any and all of the information that has been incorporated by reference is available from us, excluding any exhibits which are not specifically incorporated by reference as exhibits to this supplement, without charge to each person to whom a proxy statement is delivered, upon written or oral request of such person. Any requested documents will be sent by first class mail or other equally prompt means within one business day of receipt of such request, at the following address:

The Town and Country Trust
300 East Lombard Street
Baltimore, MD 21202
Attn: Secretary

If you would like to request documents from us, please do so immediately to receive them before the special meeting.

You should rely only on the information in this supplement, the proxy statement dated January 26, 2006 or in documents to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in supplement speaks only as of the date of this supplement, unless the information specifically indicates that another date applies.

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of February 16, 2006, by and among Magazine Acquisition GP LLC, a Delaware limited liability company (“Purchaser”), Magazine Acquisition LP, a Maryland limited partnership (“Purchaser Acquisition Entity”), Magazine Acquisition LLC, a Maryland limited liability company (“Purchaser Acquisition LLC”, and together with Purchaser and Purchaser Acquisition Entity, the “Purchaser Parties”), The Town and Country Trust, a Maryland real estate investment trust (“TCT”), and The TC Operating Limited Partnership, a Maryland limited partnership (“TCT LP”).

WHEREAS, Purchaser Parties, TCT and TCT LP are parties to that certain Amended and Restated Agreement and Plan of Merger dated as of December 19, 2005 (the “Merger Agreement”);

WHEREAS, pursuant to Section 7.4 of the Merger Agreement, the parties desire to amend the Merger Agreement as provided in this Amendment; and

WHEREAS, the TCT Board of Trustees on behalf of TCT and as the general partner of TCT LP has voted to approve this Amendment and the other transactions contemplated hereby; and

WHEREAS, the manager of Purchaser, Purchaser in its capacity as general partner of Purchaser Acquisition Entity and Purchaser Acquisition Entity in its capacity as sole member of Purchaser Acquisition LLC, have each approved this Amendment and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

Section 1.  Amendments to the Merger Agreement.

(a) The phrase “an amount in cash equal to the sum of $33.90 per share” in Section 1.4(b) of the Merger Agreement shall be replaced with the phrase “an amount in cash equal to the sum of $40.20 per share”.

(b) The phrase “As of the date of this Agreement, 17,669,032 TCT Common Shares are issued and outstanding (including an aggregate of 481,250 restricted TCT Common Shares” in Section 3.1(c)(i)(B) of the Merger Agreement shall be replaced with the phrase “As of the date of this Agreement, 17,700,481 TCT Common Shares are issued and outstanding (including an aggregate of 435,300 restricted TCT Common Shares”.

(c) Section 3.1(c)(i)(C) of the Merger Agreement is amended in its entirety to read as follows:

“As of the date of this Agreement, there are outstanding TCT Options to purchase an aggregate of 117,057 TCT Common Shares.”.

(d) The phrase “Except as set forth in this Section 3.1(c), including the Partnership Units,” in Section 3.1(c)(i)(E) of the Merger Agreement shall be replaced with the phrase “Except as set forth in this Section 3.1(c), including the partnership interests in TCT LP,”.

(e) The phrase “As of the date of this Agreement, (1) 17,669,032 units of general partner interest in TCT LP” in Section 3.1(c)(ii)(A) of the Merger Agreement shall be replaced with the phrase “As of the date of this Agreement, (1) 17,655,222 units of general partner interest in TCT LP”.

(f) The phrase “Since the Balance Sheet date, TCT and the TCT Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been:” in Section 3.1(f) of the Merger Agreement shall be replaced with the phrase “Since the Balance Sheet date, TCT and the TCT Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been, except following the date hereof to the extent permitted by Section 4.1(b):” and the phrase “(H) any incurrence, assumption or guarantee by TCT or any TCT Subsidiary of any indebtedness for borrowed money other than incurred subsequent to the date of this agreement in accordance with Section 4.1(b);” in Section 3.1(f) of the Merger Agreement shall be replaced with the phrase “(H) any incurrence, assumption or guarantee by TCT or any TCT Subsidiary of any indebtedness for borrowed money;”.

(g) The phrase “except as otherwise expressly provided or permitted by this Agreement or to the extent consented to by Purchaser in advance and in writing” in the first paragraph of Section 4.1(b) of the Merger Agreement shall be replaced with the phrase “except as otherwise expressly provided or permitted by this Agreement or to the extent consented to by Purchaser in advance and in writing (which consent shall not be unreasonably withheld, conditioned or delayed)”.

(h) The phrase “other than issuances in respect of the conversion of Convertible Senior Notes pursuant to the Indenture” in Section 4.1(b)(ii)(C) of the Merger Agreement shall be replaced with the phrase “other than issuances in respect of the conversion of Convertible Senior Notes pursuant to the Indenture, LP Units or TCT Options,”.

(i) Section 5.8(e) of the Merger Agreement shall be revised to read ‘[Intentionally Omitted]”.

(j) Sections 6.2(c) and 6.2(d) of the Merger Agreement shall each be revised to read “[Intentionally Omitted]” and all cross-references to such Sections throughout the Merger Agreement shall in each case be omitted.

(k) The date “May 1, 2006” which appears twice in Section 7.1(b) of the Merger Agreement, shall in each case be replaced by the date “July 1, 2006”.

(l) The phrase “or as directed by Purchaser, an amount equal to the Purchaser Break-Up Expenses (as defined herein) or (B) Section 7.1(g) or 7.1(h), then TCT will pay to Purchaser, or as directed by Purchaser,” in Section 7.2(b) of the Merger Agreement shall be replaced with the phrase “or as directed by Purchaser, on one single occasion, an amount equal to the Purchaser Break-Up Expenses (as defined herein) or (B) Section 7.1(g) or 7.1(h), then TCT will pay to Purchaser, or as directed by Purchaser, on one single occasion,” and the phrase “For purposes of this Agreement, the “Break-Up Fee” shall be an amount equal to $20,000,000.” in Section 7.2(b) of the Merger Agreement shall be replaced with the phrase “For purposes of this Agreement, the “Break-Up Fee” shall be an amount equal to $28,000,000.”

(m) The phrase “Purchaser agrees that if this Agreement shall be terminated pursuant to Section 7.1(c), then Purchaser will pay to TCT and TCT LP, or as directed by TCT and TCT LP,” in Section 7.2(c) of the Merger Agreement shall be replaced with the phrase “Purchaser agrees that if this Agreement shall be terminated pursuant to Section 7.1(c), then Purchaser will pay to TCT and TCT LP, or as directed by TCT and TCT LP, on one single occasion,”.

Section 2.  Amendments to TCT Disclosure Letter.

(i) The following paragraph shall be added to Section 4.1(b)(xv) of the TCT Disclosure Letter:

“4) The Company may pay special bonuses to certain executives who surrendered an aggregate of 15,810 shares in December 2005 to pay withholding taxes in connection with the vesting of restricted stock. Each such executive shall be entitled to receive a payment equal to the number of such shares surrendered by such executive multiplied by the sum of (a) the per share difference between the Merger Consideration and $33.73 and (b) the amount of any per share dividend paid by TCT between the date of such surrender and the Closing Date (excluding any dividend or dividend equivalent that constitutes a portion of the Merger Consideration).”

(ii) Section 5.8(e) of the TCT Disclosure Letter shall be revised to read ‘[Intentionally Omitted]”.

Section 3.  General Provisions.

(a) Expiration.  This Agreement will only be effective if validly executed and delivered by TCT and TCT LP prior to 10am, Friday, February 17, 2006.

(b) Modification; Full Force and Effect.  Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other pro visions of the Merger Agreement and the TCT Disclosure Letter are and shall continue to be in full force and effect in accordance with their respective terms.

(c) References to the Merger Agreement and the TCT Disclosure Letter.  After the date hereof, all references to the Merger Agreement or the TCT Disclosure Letter shall refer to the Merger Agreement or the TCT Disclosure Letter as amended, respectively, by this Amendment.

(d) Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

(e) Other Miscellaneous Terms.  The provisions of Article VIII (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement and the TCT Disclosure Letter as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MAGAZINE ACQUISITION GP LLC

By:	Magazine Investments Limited Partnership

By:	Onex Real Estate Advisors LP, its general partner

By:	Onex RE Advisors LLC, its general partner

By:	/s/ Michael Dana
Name: Michael Dana
Title: Manager

By:	Magazine GP One LLC, its general partner

By:	MS Real Estate Funding, LP, its sole member

By:	MS Real Estate Funding, Inc., its general partner

By:	/s/ Michael Quinn
Name: Michael Quinn
Title: Vice President

MAGAZINE ACQUISITION LP

By:	Magazine Acquisition GP LLC

By:	Magazine Investments Limited Partnership

By:	Onex Real Estate Advisors LP, its general partner

By:	Onex RE Advisors LLC, its general partner

By:	/s/ Michael Dana
Name: Michael Dana
Title: Manager

By:	Magazine GP One LLC, its general partner

By:	MS Real Estate Funding, LP, its sole member

By:	MS Real Estate Funding, Inc., its general partner

By:	/s/ Michael Quinn
Name: Michael Quinn
Title: Vice President

MAGAZINE ACQUISITION LLC

By:	Magazine Acquisition LP

By:	Magazine Acquisition GP LLC

By:	Magazine Investments Limited Partnership

By:	Onex Real Estate Advisors LP, its general partner

By:	Onex RE Advisors LLC, its general partner

By:	/s/ Michael Dana
Name: Michael Dana
Title: Manager

By:	Magazine GP One LLC, its general partner

By:	MS Real Estate Funding, LP, its sole member

By:	MS Real Estate Funding, Inc., its general partner

By:	/s/ Michael Quinn
Name: Michael Quinn
Title: Vice President

THE TOWN AND COUNTRY TRUST

By:	/s/ Thomas L. Brodie
Name: Thomas L. Brodie
Title: President and Chief Operating Officer

THE TC OPERATING LIMITED PARTNERSHIP

By:	/s/ Thomas L. Brodie
Name: Thomas L. Brodie
Title: Authorized Person

February 16, 2006
The Board of Trustees
The Town and Country Trust
300 East Lombard Street
Baltimore, Maryland 21202

Dear Members of the Board:

We understand that The Town and Country Trust, a Maryland real estate investment trust (the “Company”), The TC Operating Limited Partnership, a Maryland limited partnership (the “Operating LP”), Magazine Acquisition GP LLC, a Delaware limited liability company (the “Purchaser”), Magazine Acquisition LP, a Maryland limited partnership (the “Acquisition Entity”), and Magazine Acquisition LLC, a Maryland limited liability company (the “Acquisition LLC”), propose to enter into Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”), which amends the Agreement and Plan of Merger, dated as of December 19, 2005, among the parties to the Amendment (the “Original Merger Agreement” and, as amended by the Amendment, the “Merger Agreement”), pursuant to which (i) the Company will be merged with and into the Acquisition Entity, the separate existence of the Company will cease and the Acquisition Entity will continue as the surviving entity and (ii) the Acquisition LLC will be merged with and into the Operating LP, the separate existence of the Acquisition LLC will cease and the Operating LP will continue as the surviving entity (together, the “Transaction”).

As a result of the Transaction, (i) each of the Company’s outstanding common shares of beneficial interest, par value $0.01 per share (the “Company Common Shares”), other than those Company Common Shares that are beneficially owned by the Company or any of its wholly-owned subsidiaries, will be converted into the right to receive $40.20 in cash plus an amount in cash equal to $0.43 multiplied by the quotient obtained by dividing (A) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Company Common Shares have been declared and paid and the closing date of the Transaction (including the closing date of the Transaction) by (B) the total number of days in the fiscal quarter in which the closing date of the Transaction occurs, without interest, as described in the Merger Agreement (the “Consideration”), and (ii) each outstanding common unit of limited partnership interest in the Operating LP (the “LP Units”), other than LP Units held by any holder who is entitled to demand and properly demands appraisal of such LP Units (the “Dissenting LP Units”) and LP Units held by any person pursuant to Section 1.5(a) of the disclosure letter attached to the Merger Agreement (the “Alternative Treatment LP Units”), will be converted into the right to receive an amount in cash equal to the product of the Consideration multiplied by the number of Company Common Shares issuable upon the exchange of each such LP Unit in accordance with its terms (the “LP Unit Consideration”).

You have requested our opinion as to the fairness as of the date hereof, from a financial point of view, to the Holders of Company Common Shares (as defined below) and to the Holders of LP Units (as defined below) of the Consideration to be paid to such Holders of Company Common Shares and the LP Unit Consideration to be paid to such Holders of LP Units in the Transaction, considered as if such LP Units were converted into or redeemed for Company Common Shares in accordance with their terms prior to the effective time. For purposes of this opinion, the terms “Holders of Company Common Shares” and “Holders of LP Units” mean all holders of Company Common Shares and all holders of LP Units, respectively, other than, in either case, the Purchaser, the Acquisition Entity, the Acquisition LLC and any of their respective wholly-owned direct or indirect subsidiaries, any directors or officers of the Company or the Operating LP and any holders of Company Common Shares or LP Units that are a party to the Consent and Voting Agreement (the “Consent and Voting Agreement”) between the Purchaser, the Acquisition Entity, the Acquisition LLC and the other persons listed on the signature pages thereto, and other than, in the case of Holders of LP Units, any holders of Dissenting LP Units and Alternative Treatment LP Units. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of a draft, dated February 16, 2006, of the Amendment, and executed copies of the Original Merger Agreement, the Consent and Voting Agreement, the Limited Guarantee by MS Real Estate Funding L.P. (“MS Real Estate”), in favor of the Company and the Operating LP, the Limited Guarantee by Onex Real Estate Partners, LP (“Onex”), in favor of the

Company and the Operating LP and the Guarantee by Morgan Stanley (“Morgan Stanley”), in favor of the Company and the Operating LP;

(ii) Analyzed certain publicly available historical business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the Company and the Operating LP relating to the business and prospects of the Company and the Operating LP;

(iv) Held discussions with members of the senior managements of the Company and the Operating LP with respect to the business and prospects of the Company and the Operating LP;

(v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and the Operating LP;

(vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company and the Operating LP;

(vii) Reviewed the historical stock prices and trading volumes of the Company Common Shares; and

(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or the Operating LP, or concerning the solvency or fair value of the Company or the Operating LP. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Operating LP as to the future financial performance of the Company and the Operating LP. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. In rendering our opinion, we were not authorized to solicit, and did not solicit, third parties regarding alternatives to the Transaction.

In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Merger Agreement without any waiver or modification of any material terms or conditions by the Company or the Operating LP, and that obtaining the necessary regulatory approvals for the Transaction will not have an adverse effect on the Company, the Operating LP or the Transaction. We have also assumed that the executed Amendment will conform in all material respects to the draft Amendment reviewed by us. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We note that Company Common Shares have been reserved for issuance upon the conversion of the Company’s convertible senior notes, and we have assumed for purposes of our analysis that all such convertible senior notes have been converted in accordance with their terms into Company Common Shares. In addition, you have informed us that the value of any consideration paid to any holders of Alternative Treatment LP Units in connection with the Transaction in lieu of the LP Unit Consideration will be equivalent in value to the LP Unit Consideration to which such holders are otherwise entitled, and we express no opinion with respect to any such transactions.

Lazard Frères & Co. LLC (“Lazard”) is acting as investment banker to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Transaction. Lazard may have provided and may provide investment banking services to one or all of Morgan Stanley, MS Real Estate and Onex, or to one or more of their respective portfolio companies or other affiliates, for which we have received customary fees. In addition, in the ordinary course of our respective businesses, Lazard, Lazard Capital Markets LLC (an entity owned in large part by managing directors of Lazard) and/or their respective affiliates may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our engagement and the opinion expressed herein are for the benefit of the Company’s Board of Trustees, and our opinion is rendered to the Company’s Board of Trustees in connection with its consideration of the Transaction. This opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, or to cause the Operating LP to engage in the Transaction, and is not intended to and does not constitute a recommendation to any holder of Company Common Shares as to how such holder should vote with respect to the Transaction or any matter relating thereto. We express no opinion as to the price at which Company Common Shares may trade prior to consummation of the Transaction. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to the Holders of Company Common Shares and the LP Unit Consideration to be paid to the Holders of LP Units is fair, from a financial point of view, to such Holders of Company Common Shares and Holders of LP Units, respectively, considered as if such LP Units were converted into or redeemed for Company Common Shares in accordance with their terms prior to the effective time.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Matthew J. Lustig
Matthew J. Lustig
Managing Director

Vote By Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

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Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
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Access the Website and
cast your vote:
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Return your proxy
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Vote 24 hours a day, 7 days a week.
Your telephone or Internet vote must be received by 6:00 a.m. eastern standard time on March 9, 2006 to be counted in the final tabulation.
If you vote by telephone or over the Internet, do not mail your proxy card.

➢

Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

THE TOWN AND COUNTRY TRUST
300 East Lombard Street
Baltimore, Maryland 21202
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby appoints Harvey Schulweis and Daniel G. Berick, or either of them, as proxies for the undersigned, with full power of substitution in each of them, and hereby authorize(s) them to represent the undersigned with all the powers possessed by the undersigned if personally present at the Special Meeting of Shareholders to be held on March 9, 2006 (the “Special Meeting”) and to vote, as designated below, all the Common Shares of Beneficial Interest of The Town and Country Trust held of record by the undersigned on January 23, 2006, at the Special Meeting or at any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and of the accompanying Proxy Statement (the terms of each of which are incorporated by reference herein) and revokes any proxy heretofore given with respect to such Special Meeting.

Dated:	, 2006

Signature

Signature (If held jointly)
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer and give full title as such. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Special Meeting, you can be sure your shares are represented at the meeting by promptly returning your proxy card in the enclosed envelope.

Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

THE TOWN AND COUNTRY TRUST	PROXY
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2. Additionally, this proxy will be voted in the discretion of the Proxies on any other matter that may properly come before the Special Meeting or any adjournment or postponement thereof.
1.
Approval of the merger of The Town and Country Trust with and into Magazine Acquisition LP pursuant to the Agreement and Plan of Merger, dated as of December 19, 2005, by and among Magazine Acquisition GP LLC, Magazine Acquisition LP, Magazine Acquisition LLC, The Town and Country Trust and The TC Operating Limited Partnership (the “merger agreement”), the merger agreement and the other transactions contemplated by the merger agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Any adjournments or postponements of the Special Meeting for the purpose of soliciting additional proxies.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned on any other matter that properly may come before the Special Meeting or any other adjournment or postponement thereof.

☐	Check here if you plan to attend the Special Meeting.